Exhibit 99.1

China Automotive Systems Reports Income From Operations Increased by 20.2%
in the Second Quarter of 2025

WUHAN, China, August 13, 2025 -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the second quarter and six months ended June 30, 2025.

Second Quarter 2025 Highlights

•	Net sales rose 11.1% year-over-year to $176.2 million from $158.6 million in the second quarter of 2024.

•	Sales in Brazil grew 49.4% year-over-year, representing 10.1% of total net sales.

•	Gross profit increased by 4.2% year-over-year to $30.5 million from $29.3 million in the second quarter of 2024; gross profit margin was 17.3% in the second quarter of 2025.

•	Income from operations increased by 20.2% year-over-year to $13.0 million, from income from operations of $10.8 million in the second quarter of 2024.

•	Net income attributable to parent company’s common shareholders increased 6.8% to $7.6 million from $7.1 million, in the second quarter of 2024.

•	Diluted earnings per share attributable to parent company’s common shareholders was $0.25 compared with $0.24 in the second quarter of 2024.

First Six Months of 2025 Highlights

•	Net sales grew by 15.2% year-over-year to $343.3 million, compared to $298.0 million in the first six months of 2024.

•	Gross profit increased by 10.8% year-over-year to $59.1 million, compared to $53.4 million in the first six months of 2024; gross profit margin was 17.2% in the first six months of 2025.

•	Income from operations rose by 5.7% year-over-year to $21.6 million compared to income from operations of $20.5 million in the first six months of 2024.

•	Net income attributable to parent company’s common shareholders decreased to $14.7 million from $15.4 million in the first six months of 2024.

•	Diluted earnings per share attributable to parent company’s common shareholders was $0.49 compared with $0.51 in the first six months of 2024.

•	Cash, cash equivalents and short-term investments were $135.3 million, or approximately $4.48 per share, as of June 30, 2025.

Mr. Qizhou Wu, Chief Executive Officer of CAAS, commented, “We continued to grow our sales, gross profit, net profit and cashflow in the second quarter of 2025. Sales of our traditional steering products remained steady while sales of our Electric Power Steering (“EPS”) products grew by 31.1% year over year in the second quarter of 2025. EPS sales have continuously increased and now represent 41.4% percent of our product sales in the second quarter of 2025.”

“We continue to transition to more technology-focused advanced steering products. In the second quarter of 2025, based on our iRCB's (intelligent electro-hydraulic circulating ball power steering) performance and cost-efficiency, new orders in July were at a record setting pace in the power steering industry for the ramp up to mass production. Our second-generation iRCB is compatible with L2+assisted driving. By optimizing energy consumption, iRCB products are projected to reduce vehicle operational costs creating substantial economic value.”

“The high quality and high performance of our steering products have allowed us to become the tier-1 supplier to large global OEM customers in North America, Europe, Asia and South America. International sales have become our growth engine as we continue to expand our customer base and enhance our sales and profits. In the second quarter of 2025, we won our first R-EPS product order from a large, well-known European automaker. This order, with annual sales expected to exceed US$100 million, will start mass production by 2027 and power multiple new models. Our North and South American sales also grew in the second quarter of 2025, and we expect to enhance our organizational structure to capture more future international market opportunities.”

Mr. Jie Li, Chief Financial Officer of CAAS, commented, “Maintaining a strong balance sheet and financial resources are among our highest priorities. Cash, cash equivalents and short-term investments were $135.3 million, working capital was $170.9 million, with net cash provided by operating activities of $49.1 million in the first six months of 2025. Our capital expenditures were $18.5 million in the first half of 2025 as we continue to invest in our future.”

Second Quarter of 2025

Net sales increased by 11.1% year-over-year to $176.2 million, compared to $158.6 million in the second quarter of 2024. Net sales of traditional steering products and parts increased slightly year-over-year to $103.3 million in the second quarter of 2025. Net sales of EPS products rose 31.1% year-over-year to $72.9 million from $55.6 million for the same period in 2024. EPS product sales grew to 41.4% of the total net sales for the second quarter of 2025, compared to 35.1% for the same period in 2024. Our subsidiary, Jiulong’s sales of commercial vehicle steering systems rose by 25.6% to $23.5 million, compared with $18.7 million for the second quarter of 2024. Sales to North American customers increased by 11.8% to $30.0 million, compared to $26.8 million in the second quarter of 2024. North American sales increased primarily due to improved demand by one customer. Sales in Brazil were 49.4% higher in the second quarter of 2025 to $17.9 million from $12.0 million in the second quarter of 2024.

Gross profit grew by 4.2% year-over-year to $30.5 million from $29.3 million in the second quarter of 2024. Gross profit margin decreased to 17.3% in the second quarter of 2025 from 18.5% in the second quarter of 2024. The decrease in gross profit margin was mainly due to an increase in tariffs and the product mix change from increased sales portion of relatively lower-margin products.

Gain on other sales was $0.5 million in the second quarter of 2025, compared to $1.7 million in the second quarter of 2024.

Selling expenses at $4.5 million in the second quarter of 2025 were consistent with the second quarter of 2024. Selling expenses represented 2.6% of net sales in the second quarter of 2025, compared to 2.9% in the second quarter of 2024.

General and administrative expenses (“G&A expenses”) decreased to $5.4 million, compared to $7.4 million in the second quarter of 2024, primarily due to decreased business taxes and surcharges. G&A expenses represented 3.1% of net sales in the second quarter of 2025, compared to 4.7% of net sales in the second quarter of 2024.

Research and development expenses (“R&D expenses”) were stable at $8.1 million in the second quarter of each year. R&D expenses represented 4.6% of net sales in the second quarter of 2025, compared to 5.2% in the second quarter of 2024. Research and development programs include but are not limited to electric power and hydraulic steering systems, automotive intelligence and software technologies, automobile electronics, high polymer materials, and manufacturing technologies.

Other income was $1.1 million for the second quarter of 2025, compared to $1.7 million for the three months ended June 30, 2024.

Income from operations rose 20.2% to $13.0 million in the second quarter of 2025, from $10.8 million in the second quarter of 2024. The increase was primarily due to higher sales.

Interest expense was $0.3 million in the second quarter of 2025, compared to $0.2 million in the second quarter of 2024.

Net financial income was $1.3 million in the second quarter of 2025, compared to net financial expense of $0.7 million in the second quarter of 2024. The increase in net financial income was primarily due to an increase in the foreign exchange gain due to the foreign exchange volatility.

Income before income tax expenses and equity in earnings of affiliated companies was $15.1 million in the second quarter of 2025, compared to income before income tax expenses and equity in earnings of affiliated companies of $11.7 million in the second quarter of 2024. The change in income before income tax expenses and equity in earnings of affiliated companies was mainly due to higher income from operations in the second quarter of 2025 compared with income in last year’s same quarter.

Income tax expense was $4.0 million in the second quarter of 2025, compared to $2.1 million for the second quarter of 2024. The increase in income tax expense was primarily due to a higher income before income tax expenses and a higher expected annual effective tax rate in 2025 based on the latest annual forecast as compared to 2024.

Net income attributable to parent company’s common shareholders was $7.6 million in the second quarter of 2025, compared to net income attributable to parent company’s common shareholders of $7.1 million in the second quarter of 2024. Diluted earnings per share was $0.25 in the second quarter of 2025, compared to $0.24 per share in the second quarter of 2024.

The weighted average number of diluted common shares outstanding was 30,170,702 in the second quarter of 2025, compared to 30,185,702 in the second quarter of 2024.

First Six Months of 2025

Net sales increased by 15.2% year-over-year to $343.3 million in the first six months of 2025, compared to $298.0 million in the first six months of 2024 primarily due to increased sales of EPS systems. Six-month gross profit increased by 10.8% year-over-year to $59.1 million from $53.4 million in the corresponding period last year. Six-month gross profit margin was 17.2% compared with 17.9% in the first six months of 2024. Gain on other sales was $1.6 million in the first six months of 2025, compared to $2.2 million in the corresponding period last year. Income from operations increased by 5.7% year-over-year to $21.6 million in the first six months of 2025 from $20.5 million in the first six months of 2024.

Net income attributable to parent company’s common shareholders was $14.7 million in the first six months of 2025, compared to net income attributable to parent company’s common shareholders of $15.4 million in the corresponding period in 2024. Diluted earnings per share in the first six months of 2025 were $0.49, compared to diluted earnings per share of $0.51 in the first six months of 2024.

Balance Sheet

Cash, cash equivalents and short-term investments were $135.3 million, or approximately $4.48 per share, as of June 30, 2025. Net working capital was $170.9 million. Total accounts receivable including notes receivable were $294.2 million, accounts payable including notes payable were $269.6 million and short-term loans were $71.9 million. Total parent company stockholders' equity was $366.4 million as of June 30, 2025, compared to $349.6 million as of December 31, 2024.

Business Outlook

Management has raised revenue guidance for the full fiscal year 2025 to $720.0 million. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on August 13th, 2025 at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call with pin 489385:

Toll Free: 888-506-0062

International: 973-528-0011

China Toll Free: 86 400 120 3199

A replay of the call will be available on the Company's website in the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through its sixteen Sino-foreign joint ventures and wholly owned subsidiaries. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 8 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Stellantis N.V. and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 28, 2025, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict, and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could result in delays in the shipment of products to our customers, increase costs and reduce revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Awaken Advisors

+1-212-510-8922

Kevin@awakenlab.com

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended June 30,
	2025	2024
Net product sales ($8,522 and $13,550 sold to related parties for the three months ended June 30, 2025 and 2024)	$176,245	$158,608
Cost of products sold ($7,771 and $7,689 purchased from related parties for the three months ended June 30, 2025 and 2024)	145,698	129,306
Gross profit	30,547	29,302
Gain on other sales	455	1,720
Less: Operating expenses
Selling expenses	4,514	4,614
General and administrative expenses	5,412	7,418
Research and development expenses	8,092	8,184
Total operating expenses	18,018	20,216
Income from operations	12,984	10,806
Other income, net	1,060	1,735
Interest expense	(292)	(183)
Financial income/(expense), net	1,327	(690)
Income before income tax expenses and equity in earnings of affiliated companies	15,079	11,668
Less: Income taxes	4,049	2,108
Add: Equity in losses of affiliated companies	(658)	(805)
Net income	10,372	8,755
Less: Net income attributable to non-controlling interests	2,747	1,608
Accretion to redemption value of redeemable non-controlling interests	—	(7)
Net income attributable to parent company’s common shareholders	$7,625	$7,140
Comprehensive income:
Net income	$10,372	$8,755
Other comprehensive income:
Foreign currency translation gain/(loss), net of tax	1,342	(2,846)
Comprehensive income	11,714	5,909
Less: Comprehensive income attributable to non-controlling interests	2,887	1,431
Accretion to redemption value of redeemable non-controlling interests	—	(7)
Comprehensive income attributable to parent company	$8,827	$4,471

Net income attributable to parent company’s common shareholders per share -
Basic	$0.25	$0.24
Diluted	$0.25	$0.24

Weighted average number of common shares outstanding -
Basic	30,170,702	30,185,702
Diluted	30,170,702	30,185,702

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Six Months Ended June 30,
	2025	2024
Net product sales ($20,015 and $24,910 sold to related parties for the six months ended June 30, 2025 and 2024)	$343,339	$298,002
Cost of products sold ($15,546 and $14,657 purchased from related parties for the six months ended June 30, 2025 and 2024)	284,207	244,631
Gross profit	59,132	53,371
Gain on other sales	1,606	2,234
Less: Operating expenses
Selling expenses	9,332	8,687
General and administrative expenses	12,977	12,965
Research and development expenses	16,805	13,496
Total operating expenses	39,114	35,148
Income from operations	21,624	20,457
Other income, net	3,001	4,138
Interest expense	(775)	(441)
Financial income/(expense), net	3,305	(702)
Income before income tax expenses and equity in earnings of affiliated companies	27,155	23,452
Less: Income taxes	6,986	3,851
Add: Equity in losses of affiliated companies	(1,342)	(1,582)
Net income	18,827	18,019
Less: Net income attributable to non-controlling interests	4,080	2,597
Accretion to redemption value of redeemable non-controlling interests	—	(15)
Net income attributable to parent company’s common shareholders	$14,747	$15,407
Comprehensive income:
Net income	$18,827	$18,019
Other comprehensive income:
Foreign currency translation gain/(loss), net of tax	2,262	(3,194)
Comprehensive income	21,089	14,825
Less: Comprehensive income attributable to non-controlling interests	4,283	2,372
Accretion to redemption value of redeemable non-controlling interests	—	(15)
Comprehensive income attributable to parent company	$16,806	$12,438

Net income attributable to parent company’s common shareholders per share -
Basic	$0.49	$0.51
Diluted	$0.49	$0.51

Weighted average number of common shares outstanding -
Basic	30,170,702	30,185,702
Diluted	30,170,702	30,185,702

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets
(In thousands of USD unless otherwise indicated)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$102,194	$56,961
Pledged cash	36,774	44,863
Accounts and notes receivable, net - unrelated parties	279,144	329,275
Accounts and notes receivable, net - related parties	15,064	14,224
Inventories	116,518	112,558
Other current assets	50,271	44,757
Total current assets	599,965	602,638
Non-current assets:
Property, plant and equipment, net	114,705	103,820
Land use rights, net	9,235	8,835
Long-term investments	61,876	64,332
Other non-current assets	57,935	70,954
Total assets	$843,716	$850,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term loans	$71,946	$72,566
Accounts and notes payable-unrelated parties	257,418	281,065
Accounts and notes payable-related parties	12,186	11,743
Accrued expenses and other payables	60,002	59,238
Other current liabilities	27,477	31,870
Total current liabilities	429,029	456,482
Long-term liabilities:
Other non-current liabilities	3,809	4,308
Total liabilities	$432,838	$460,790

Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.0001 par value – Authorized – 80,000,000 shares; Issued – 32,338,302 and 32,338,302 shares as of June 30, 2025 and December 31, 2024, respectively	$3	$3
Additional paid-in capital	69,656	69,656
Retained earnings-
Appropriated	13,668	12,180
Unappropriated	303,532	290,273
Accumulated other comprehensive income	(12,721)	(14,780)
Treasury stock –2,167,600 and 2,167,600 shares as of June 30, 2025 and December 31, 2024, respectively	(7,763)	(7,763)
Total parent company stockholders’ equity	366,375	349,569
Non-controlling interests	44,503	40,220
Total stockholders’ equity	410,878	389,789
Total liabilities and stockholders’ equity	$843,716	$850,579

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Six months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$18,827	$18,019
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	8,267	9,868
(Reversal)/addition of credit losses	(159)	9
Equity in losses of affiliated companies	1,342	1,582
Impairment loss on property, plant and equipment	657	—
Loss on disposal of property, plant and equipment	580	773
(Increase)/decrease in:
Accounts and notes receivable	50,982	(20,451)
Inventories	(3,491)	4,271
Other current assets	(1,077)	3,654
Increase/(decrease) in:
Accounts and notes payable	(24,349)	1,994
Accrued expenses and other payables	2,238	1,134
Long-term taxes payable	—	(7,025)
Other current liabilities	(4,735)	(4,697)
Net cash provided by operating activities	49,082	9,131
Cash flows from investing activities:
Cash received from disposal of property, plant and equipment sales	522	607
Payments to acquire property, plant and equipment (including $2,193 and $2,839 paid to related parties for the six months ended June 30, 2025 and 2024, respectively)	(18,484)	(10,016)
Payments to acquire intangible assets	(67)	(332)
Investment under the equity method	(1,112)	—
Purchase of short-term investments	(23,096)	(40,054)
Proceeds from maturities of short-term investments	29,570	20,626
Cash received from long-term investments	2,368	937
Net cash used in investing activities	(10,299)	(28,232)
Cash flows from financing activities:
Proceeds from bank loans	52,829	47,054
Repayments of bank loans	(53,890)	(48,384)
Dividends paid to the common shareholders	(1,773)	—
Cash received from capital contributions of a non-controlling interest	—	15,504
Net cash (used in)/provided by financing activities	(2,834)	14,174
Effects of exchange rate on cash, cash equivalents and pledged cash	1,195	(1,882)
Net increase/(decrease) in cash, cash equivalents and pledged cash	37,144	(6,809)
Cash, cash equivalents and pledged cash at beginning of the period	101,824	155,194
Cash, cash equivalents and pledged cash at end of the period	$138,968	$148,385